Exhibit 10.17

NEW CENTURY FINANCIAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

PERFORMANCE-ACCELERATED RESTRICTED STOCK AWARD AGREEMENT

THIS PERFORMANCE-ACCELERATED RESTRICTED STOCK AWARD AGREEMENT (this “Award Agreement”) is dated as of March 10, 2005 (the “Award Date”), by and between New Century Financial Corporation, a Maryland corporation (the “Corporation”), and Edward F. Gotschall (the “Participant”).

WITNESSETH

WHEREAS, pursuant to the New Century Financial Corporation 2004 Performance Incentive Plan (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, a restricted stock award (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Award Agreement, the Corporation hereby grants to the Participant an Award with respect to an aggregate of 15,628 restricted shares of Common Stock of the Corporation (the “Restricted Stock”). The Corporation acknowledges that the consideration for the Restricted Stock shall be the services rendered to the Corporation or any of its Subsidiaries by the Participant prior to the applicable vesting date, the fair value of which is not less than the par value per share of the Corporation’s Common Stock.

3. Vesting. Subject to Section 8 below, the Award shall vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse, with respect to 100% of the total number of shares of Restricted Stock (subject to adjustment under Section 7.1 of the Plan) on the seventh (7th) anniversary of the Award Date; provided, however, that vesting of all or a portion of the shares of Restricted Stock may be accelerated pursuant to Exhibit A attached hereto.

4. Continuance of Employment. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable portion of the Award and the rights and benefits under this Award Agreement. Partial employment or service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5. Dividend and Voting Rights. After the Award Date, the Participant shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 8 below.

6. Restrictions on Transfer. Prior to the time that they have become vested pursuant to Section 3, neither the Restricted Stock, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 9 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7. Stock Issuance.

(a) Book Entry Form. The Corporation shall issue the shares of Restricted Stock subject to the Award in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Award Agreement; provided, however, that the Corporation may, in its discretion, elect to issue such shares in certificate form as provided in Section 7(b) below.

(b) Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Participant by the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and New Century Financial Corporation. A copy of such Agreement is on file in the office of the Secretary of New Century Financial Corporation.”

(c) Delivery of Certificates Upon Vesting. Promptly after the vesting of any shares of Restricted Stock pursuant to Section 3, the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 8.5 of the Plan). The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or disability, as the case may be) shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The shares so delivered shall no longer be restricted shares hereunder.

(d) Stock Power; Power of Attorney. If the Corporation elects to issue share certificates to the Participant, the Participant shall be required to execute a stock power, in a form prescribed by the Corporation, with respect to such shares. The Corporation shall not deliver any share certificates in accordance with this Award Agreement unless and until the Corporation shall have received such stock power executed by such Participant. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Award Agreement, the Corporation and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

8. Effect of Termination of Employment or Services.

(a) General. Subject to earlier vesting as provided in Section 7 of the Plan and other than as expressly provided below in this Section 8, if the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary, the Participant’s shares of Restricted Stock (and related Restricted Property as defined in Section 9 hereof) shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 3 upon the date the Participant’s employment or services terminate (regardless of the reason for such termination, whether with or without cause, voluntarily or involuntarily).

(b) Death or Disability. Notwithstanding Section 8(a), if the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary as a result of the Participant’s death or Disability, the Participant’s shares of Restricted Stock that have not become vested pursuant to Section 3 as of the date of such death or Disability shall vest on a prorated basis determined in the following manner. For purposes of this Section 8(b) only, a hypothetical vesting schedule shall be created in which the number of such unvested shares of Restricted Stock shall be divided into eighty-four (84) substantially equal installments with each such installment vesting on the last day of each month, commencing with the first month following the month in which the Award Date occurs through and including the eighty-fourth (84th) month following the month in which the Award Date occurs. Each such installment of shares of Restricted Stock that would have vested pursuant to the foregoing schedule as of the date of the Participant’s death or Disability shall automatically become vested as of such date. Fractional share interests shall be disregarded, but may be cumulated. The Participant’s shares of Restricted Stock (and related Restricted Property) that would not have vested pursuant to the foregoing schedule as of the date of the Participant’s death or Disability shall be forfeited to the Corporation as of such date. For purposes of the Award, “Disability” means a permanent disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).

(c) Attainment of Age 65. Subject to earlier vesting as provided in Section 7 of the Plan, if the Participant continues to be employed by or provide services to the Corporation or a Subsidiary upon the date the Participant attains age sixty-five (65), the Participant’s shares of Restricted Stock that have not become vested pursuant to Section 3 as of such date shall vest on a prorated basis determined in the following manner. For purposes of this Section 8(c) only, a hypothetical vesting schedule shall be created in which the number of such unvested shares of Restricted Stock shall be divided into eighty-four (84) substantially equal installments with each such installment vesting on the last day of each month, commencing with the first month following the month in which the Award Date occurs through and including the eighty-fourth (84th) month following the month in which the Award Date occurs. Each such installment of shares of Restricted Stock that would have vested pursuant to the foregoing schedule as of the date the Participant attains age 65 shall automatically become vested as of such date. Subject to earlier vesting as provided in Section 3 hereof or Section 7 of the Plan, the remaining shares of Restricted Stock will continue to vest in monthly installments according to the foregoing schedule, provided that the Participant continues to be employed by or provide services to the Corporation or a Subsidiary through the applicable vesting date. In the event that the Participant becomes entitled to performance-accelerated vesting of the Award pursuant to Section 3 hereof, the number of shares of Restricted Stock that shall become vested as of the date of such acceleration shall equal: (1) the total number of shares of Restricted Stock subject to the Award that would have vested pursuant to Exhibit A hereto (assuming for this purpose that no shares had previously vested pursuant to this Section 8(c)) after giving effect to such acceleration, less (2) the number of shares of Restricted Stock subject to the Award that had previously vested (determined immediately before giving effect to such acceleration, and including any shares that had previously vested pursuant to this Section 8(c) and any shares that would otherwise vest as of the date of such acceleration pursuant to this Section 8(c)). The shares of Restricted Stock that do not become vested after giving effect to the foregoing sentence (if any) shall continue to vest in monthly installments in accordance with the foregoing vesting schedule, and the number of shares subject to each installment shall be adjusted accordingly so that the remaining unvested shares of Restricted Stock are scheduled to vest in substantially equal installments. Fractional share interests that result from any calculation pursuant to this Section 8(c) shall be disregarded, but may be cumulated. Upon the date the Participant ceases to be employed by or provide services to the Corporation and its Subsidiaries, any shares of Restricted Stock (and related Restricted Property) that have not vested in accordance with this Section 8(c) (or any other provision of this Award Agreement or the Plan) shall be forfeited to the Corporation as of such date.

(d) Forfeiture of Shares. Upon the occurrence of any forfeiture of shares of Restricted Stock under this Section 8, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation, without any other action by the Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable); no consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 7(d) hereof and take any other action necessary or advisable to evidence such transfer. The Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

9. Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments if appropriate in the number and kind of securities that may become vested under the Award. If any adjustment shall be made under Section 7.1 of the Plan or an event described in Section 7.3 of the Plan shall occur and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Restricted Stock” shall include “Restricted Property”, unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. To the extent that the Restricted Property includes any cash (other than regular cash dividends provided for in Section 5 hereof), such cash shall be invested, pursuant to policies established by the Administrator, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Administrator, the earnings on which shall be added to and become a part of the Restricted Property. Furthermore, the Administrator shall adjust the performance measures and performance goals referenced on Exhibit A hereto to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.

10. Tax Withholding. The Corporation (or any of its Subsidiaries last employing the Participant) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of any Restricted Stock. Alternatively, the Participant or other person in whom the Restricted Stock vests may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 8.5 of the Plan and rules established by the Administrator (and subject to the requirements of applicable law), to have the Corporation withhold and reacquire shares of Restricted Stock at their fair market value at the time of vesting to satisfy any minimum withholding obligations of the Corporation or its Subsidiaries with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Administrator, as the Administrator may impose, and shall not be available if the Participant makes or has made an election pursuant to Section 83(b) of the Code with respect to such Award.

11. Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12. Plan. The Award and all rights of the Participant under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13. Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

15. Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

NEW CENTURY FINANCIAL CORPORATION,
a Maryland corporation

By:	/s/ Brad A. Morrice
Name:	Brad A. Morrice
Its:	Vice Chairman, President and Chief Operating Officer

PARTICIPANT

By:	/s/ Edward F. Gotschall
Name:	Edward F. Gotschall

EXHIBIT A

PERFORMANCE-ACCELERATED VESTING

Subject to Section 8 of this Award Agreement, the Award shall be subject to accelerated vesting as follows:

(a)	If the Corporation’s Before-Tax Net Income (as defined in Appendix A of the Plan) equals or exceeds $700 million for any period of four (4) consecutive fiscal quarters of the Corporation that commences on or after the Award Date, 33 1/3% of the Restricted Shares shall become vested on the last day of such period.

(b)	If vesting of the Award accelerates pursuant to clause (a) above and the Corporation’s Before-Tax Net Income equals or exceeds $850 million for any subsequent period of four (4) consecutive fiscal quarters of the Corporation that commences after the last day of the period referred to in clause (a), an additional 33 1/3% of the Restricted Shares shall become vested on the last day of such subsequent period.

(c)	If vesting of the Award accelerates pursuant to clause (b) above and the Corporation’s Before-Tax Net Income equals or exceeds $1 billion for any subsequent period of four (4) consecutive fiscal quarters of the Corporation that commences after the last day of the period referred to in clause (b), the Award shall become fully vested on the last day of such subsequent period.

7